Exhibit 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden IR
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(212) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS FOURTH QUARTER AND

FULL YEAR 2008 FINANCIAL RESULTS

DALLAS, TX, March 16, 2009 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported financial results for the fourth quarter and full year ended December 31, 2008. USHS is engaged in the specialty products home improvement business. The Company’s principal product lines include kitchen cabinet refacing products, bathroom tub liners and wall surround products, storage organization systems for closets and garages and related accessories.

For the fourth quarter of 2008, U.S. Home Systems (USHS) had revenues of $30.1 million as compared to $29.3 million in the fourth quarter ended December 31, 2007. The increase in revenues was due to markets that were opened in 2008, which contributed $1.3 million in revenues in the fourth quarter. Revenues from the Company’s deck products declined approximately $0.9 million in the fourth quarter 2008 reflecting the phase out of the product offering. Since February 2008 the Company has been winding down its deck products to The Home Depot customers. Although the Company had planned to continue marketing its deck products under its own Designer Deck brand in certain markets after The Home Depot phase-out was completed, the Company decided in November 2008 to completely cease offering deck products.

Net loss from continuing operations was $540,000, or $(0.07) per share, in the fourth quarter 2008 as compared to $434,000, or $(0.05) per share, for the same period last year. In connection with the decision to cease offering deck products, the Company recorded non-cash one-time charges of $425,000 in the fourth quarter, principally related to asset write-downs.

For the year ended December 31, 2008, USHS reported revenues of $132.5 million as compared to $123.3 million in the previous year. Excluding revenues from deck products of $12.7 million in 2008 and $20.3 million in 2007, revenues were $119.8 million and $102.9 million, respectively. Revenues from markets opened in 2008 were $2.7 million. Net income from continuing operations was $775,000, or $0.10 per share, in 2008 as compared to $2.4 million, or $0.29 per share, for 2007.

Full Year Highlights:

•

The Company experienced success with its new in-store marketing program, initiated in June 2007. The in-store program has generated a greater quantity of customer leads than the Company previously achieved prior to initiating the program and during 2008, a substantial portion of the customer leads and revenues resulted from the in-store marketing program.

•

USHS reported new orders of $121.9 million in 2008 as compared to $128.2 million in 2007. The decline reflects the phase out of USHS’s deck product. Excluding orders for deck products, new orders increased $7.0 million, or 6.6%, to $113.1 million in 2008 from $106.1 million in 2007.

•

Higher operating expenses and one-time charges resulted in a decline in net income for the full-year period, largely due to increased marketing costs due to a higher cost to acquire customers through the in-store marketing program compared to other sources.

•

Branch operating and fixed selling expenses increased $1.2 million in 2008 as a result of expansion into new markets. In addition to expenses from markets opened in 2008, the markets opened in 2007 were only open a portion of the 2007 year. In 2008, in the aggregate, USHS incurred an operating loss of $642,000 in these markets.

•

Management implemented certain changes to its sales compensation programs, including an increase in the commission rate paid to sales associates on each sale. As a result of the commission rate increase, sales commissions increased $600,000 during 2008.

•

During the fourth quarter, USHS repurchased 143,926 shares at an average price of $2.33 for an aggregate of $335,252. For the year USHS repurchased 312,253 shares at an average price of $3.12 for an aggregate of $974,467. The Company has authorization to repurchase an additional $1.0 million worth of shares.

Murray Gross, chairman and chief executive officer, commented, “Despite the success of our in-store marketing program, we believe that economic pressures, including the softness in the housing market, uncertainty in the credit markets and rising unemployment have had an adverse effect on our generation of new orders. As these conditions worsened throughout 2008, our new orders (excluding deck products) in the second half of 2008 declined 11% from the first half of 2008, and fell approximately 4% from the second half of 2007. A key contributor to the decline was a reduction in the number of customers approved for financing. Approximately 85% of our customers elect to utilize financing products provided principally through The Home Depot to fund their home improvement project. Customers must qualify under these programs to receive financing. In the second half of 2008 we experienced a sharp increase in the number of customers who were declined financing for their home improvement project, thereby adversely impacting our new orders.”

Rollout of New Products:

•

In January 2009, USHS began the roll out of a new range of home storage organization products for closets and garages. The Company will offer these products in markets where it currently offers kitchen refacing products. Management expects to complete the roll out in the third quarter of 2009.

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In December 2008, USHS entered into a franchise agreement with a wholly owned subsidiary of The Home Depot to market, sell and apply a wood kitchen cabinet and wood floor refinishing system through selected The Home Depot stores in the Boston, Mass., Long Island, N.Y., and Philadelphia, Pa. markets under the brand name N-Hance. The N-Hance wood renewal system utilizes a proprietary process involving the application of N-Hance cleaners, neutralizers, repair/fillers, coloring agents, sealers and finishes. USHS has begun offering this new product in each of these markets.

Operating results of USHS former consumer finance segment are classified as discontinued operations. Loss from these discontinued operations for the year ended December 31, 2007 was $2.7 million, or $(0.33) per share. Consolidated net income was $775,000, or $0.10 per share for the year ended December 31, 2008 as compared to a net loss of $299,000, or ($0.04) per share, in 2007.

Outlook

“Our business relies on consumer demand for home improvement products and services and the availability of financing for home improvement projects,” Mr. Gross continued. “Although we believe the long-term outlook for the home improvement industry and our business is favorable, we expect similar weakness in the current economic environment to prevail in the first half of 2009. Because of the economic environment, along with our lower backlog of orders at December 31, 2008, and our expectation for continued higher marketing costs, we believe our operating results for the first half of 2009 will be negatively affected. We expect to incur an operating loss in the first quarter of 2009. We will continue to address the operating environment to focus on our marketing strategy and, as necessary, make cost adjustments to support our long term objectives. We believe our financial condition will continue to remain strong as we work through this challenging time.”

Conference Call Information

Management of USHS will hold a conference call on March 16, 2009 at 4:30 p.m. ET to discuss its 2008 fourth quarter and year end financial results. The financial results will be released following the close of trading on March 16, 2009.

Interested parties may access the call by calling 800-762-8795 from within the United States, or 480-629-9031 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through March 23, 2009, and can be accessed by dialing 800-406-7325 (U.S.), 303-590-3030 (Int’l), passcode 4020080.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until April 16, 2009 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, and storage organization systems for closets and garages. The Company manufactures its own cabinet refacing products and bathroom cabinetry.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

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USHS REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations (In thousands, except shares and per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues	$30,089	$29,341	$132,503	$123,275
Cost of remodeling contracts	14,216	14,538	62,864	58,803
Gross profit	15,874	14,803	69,639	64,472

Costs and expenses:
Branch operations	2,208	2,115	9,031	8,022
Sales, marketing and license fees	11,868	10,726	48,541	42,692
General and administrative	2,556	2,530	10,652	9,903
Total costs and expenses	16,632	15,371	68,224	60,617
Operating income (loss)	(758)	(568)	1,415	3,855
Interest expense	43	59	171	212
Other income (expense)	35	99	150	469
Income (loss) from continuing operations before income taxes	(766)	(528)	1,394	4,112
Income tax expense (benefit)	(226)	(94)	619	1,701
Income (loss) from continuing operations	(540)	(434)	775	2,411
Income (loss) on discontinued operations	—	32	—	(2,710)
Net income (loss)	$(540)	$(402)	$775	$(299)

Net income (loss) per common share – basic:
Continuing operations	$(0.07)	$(0.05)	$0.10	$0.29
Discontinued operations	—	—	—	(0.33)
Net income (loss) per common share – basic	$(0.07)	$(0.05)	$0.10	$(0.04)

Net income (loss) per common share – diluted:
Continuing operations	$(0.07)	$(0.05)	$0.10	$0.29
Discontinued operations	—	—	—	(0.33)
Net income (loss) per common share – diluted	$(0.07)	$(0.05)	$0.10	$(0.04)

Number of weighted-average shares of common stock outstanding – basic	7,427,708	7,851,257	7,558,840	8,160,702
Number of weighted-average shares of common stock outstanding – diluted	7,427,708	7,851,257	7,582,871	8,277,402

USHS REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	December 31
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$9,825,528	$11,615,593
Marketable securities	2,036,049	—
Accounts receivable-trade, net	3,060,337	3,792,553
Accounts receivable-other	28,060	99,027
Income tax receivable	574,303	1,059,143
Commission advances	863,405	1,324,855
Inventories, net	3,538,637	5,207,705
Prepaid advertising and marketing	1,272,535	1,166,296
Prepaid expenses – other	835,512	850,376
Deferred income taxes	568,737	645,404

Total current assets	22,603,103	25,760,952

Property, plant, and equipment, net	2,518,849	5,556,963
Assets held for sale	2,514,643	—
Goodwill	3,589,870	3,589,870
Other assets	662,391	399,359

Total assets	$31,888,856	$35,307,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,968,908	$5,822,989
Accrued wages, commissions, bonuses and vacation	1,396,326	1,736,014
Federal and state taxes payable	616,182	748,519
Long-term debt, current portion	214,254	189,454
Other accrued liabilities	1,032,778	1,083,545

Total current liabilities	6,228,448	9,580,521
Deferred income taxes	309,942	295,450
Long-term debt, net of current portion	2,530,636	2,672,219

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 7,654,196 and 8,347,153 shares issued; 7,341,943 and 7,610,060 shares outstanding at December 31, 2008 and 2007, respectively	7,654	8,347
Additional capital	15,449,223	20,173,056
Retained earnings	8,337,420	7,562,857
Treasury stock, at cost, 312,253 and 737,093 shares at December 31, 2008 and 2007, respectively	(974,467)	(4,985,306)

Total stockholders’ equity	22,819,830	22,758,954

Total liabilities and stockholders’ equity	$31,888,856	$35,307,144